Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made, effective as of 9th day of July, 2024 (“Effective Date”), by and between Glenco International, LLC (“Consultant”) and Douglas Dynamics, LLC (the “Company”). The Company and Consultant desire to enter into a relationship whereby Consultant will provide certain services to, and perform certain work for, the Company (the “Services”), which are more particularly described in one or more Statement(s) of Work (“SOW”), in a form similar to that form attached as Exhibit A, which may be provided and/or updated from time to time. The parties agree as follows:

1.0      BACKGROUND

1.1     The Company. The Company is the premier manufacturer and upfitter of commercial work truck attachments and equipment in North America. Its brands are trusted across the work truck industry based on more than 75 years of superior innovation, productivity, reliability, and support, consistently delivered year after year. Its dedicated, hard-working team has made Douglas Dynamics the industry-leading force it is today and has laid the foundation for future success, which it honors and builds upon every day. Its products and solutions support the economic and physical well-being of millions of people across North America, which instills in the Company and its workforce a sense of pride that’s hard to match. The Company separates its portfolio of products and services into two market-leading segments: (i) Work Truck Attachments and (ii) Work Truck Solutions. The Work Truck Attachments segment includes operations that manufacture snow and ice control attachments and other equipment under the FISHER®, SNOWEX®, and WESTERN® brands. The Work Truck Solutions segment manufactures snow and ice control products for the municipal market under the HENDERSON® brand, and upfits work trucks under the HENDERSON® and DEJANA® brands.

1.2     Consultant. Consultant is owned and operated by the former executive and CEO of the Company, Robert (“Bob”) McCormick, who has more than two decades of tried and tested experience and success in the manufacturer and upfitter of commercial work truck attachments and equipment in North America. Consultant’s managing member has recently retired from the Company, but the Company desires to continue to utilize Consultant’s skill, knowledge, experience, relationships, and savvy for its benefit during a transitional period in the Company’s leadership. Consultant further expressly represents that he is willing and able, and intends, to provide his leadership, industry-based knowledge, and relationship-building skills in the heavy manufacturing and product sales segment of the American economy to others and is recognized in his field as a capable provider of such services.

2.0      DUTIES AND RESPONSIBILITIES

2.1     Services. Consultant shall provide Services on an hourly, monthly, or project basis as more particularly set forth in the SOW. The Company may change the scope and details associated with the Services, provided that any change requiring additional services shall be subject to the parties’ mutual agreement regarding Consultant’s compensation for any such changes, and Consultant’s agreement to perform such additional services. No services beyond those outlined in the SOW may be added without the express written authorization and agreement of Consultant, which may be communicated via email.

2.2     Method of Performing Services. Consultant shall provide the Services to the Company in accordance with the SOW and the terms and conditions of this Agreement. Consultant shall determine the method, details, and means of performing the Services. The Company shall have no right to control the manner or determine the method of performing the Services. Consultant shall perform the Services in a careful, professional, and timely manner, and to the best of Consultant’s ability.

2.3     Inspection. The Company may inspect the performance of the Services to ensure that such Services meet the specifications and performance expectations required under this Agreement and the SOW, and that such Services meet a general professional standard consistent with standards in the industry. The Company may exercise its right to inspect both during and after the provision of the Services.

2.4     Compliance with Laws. Consultant will abide by all applicable state and federal laws and regulations in the performance of the Services, including, but not limited to those that address safety and health. Consultant, and all persons under Consultant’s direction, are and shall remain eligible to perform the Services in the United States, in accordance with all applicable laws.

2.5     Drug-Free Workplace Policy/Drug Testing. To protect persons and property, Consultant acknowledges that the Company may be required to comply with the Drug-Free Workplace Act. Further, Consultant agrees to require its employees that may provide services under this Agreement to submit, consistent with the Act, to a drug and/or alcohol test pursuant to a request by the Company.

2.6     Scheduling and Reporting. Consultant shall use its best efforts to accommodate the Company’s schedule for the performance of all Services under this Agreement and each SOW. In the event that Consultant is unable to perform Services (for whatever reason), Consultant shall immediately notify the Company representative identified in Section 3.2.

3.0      RELATIONSHIP BETWEEN THE PARTIES.

3.1     Independent Contractor. Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company. Consultant shall at all times disclose that it (and any employee providing services for it) is an independent contractor of the Company and shall not represent to any third-party that it (or any of its employees) is an employee, agent, joint venturer or partner of the Company. Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever. Neither Consultant nor any of its employees shall be entitled to: (i) make a claim for unemployment compensation, worker’s compensation, or disability benefits pursuant to this Agreement or Consultant’s relationship with the Company; or (ii) receive any vacation, health, retirement or other benefits pursuant to this Agreement or Consultant’s relationship with the Company. Under no circumstances shall Consultant or its employees be deemed to be the agent or legal representative of the Company, and neither Consultant nor its employees shall have the authority to assume or create any obligations, or make any representations, on behalf of the Company. All activities and work performed by Consultant and its employees under this Agreement shall be at Consultant’s own risk.

3.2     Company Contact. During the performance of this Agreement (and the Services pursuant to this Agreement), Consultant shall inform the Company of the status of its performance, and regularly consult with the Company representative assigned to the specific project on which Consultant is consulting (or providing Services) and may be required to provide periodic written status reports or updates. The Company representative identified for this purpose is Jim Janik.

3.3     Non-Exclusive Relationship. This Agreement is non-exclusive. Consultant may perform work for others during the term of this Agreement. The Company also may cause work of the same or a different kind to be performed by its own personnel or other contractors or consultants during the term of this Agreement. The foregoing notwithstanding, nothing in this provision is or should be construed to be a waiver of the Company’s rights under this Agreement, including any and all rights contained in any provision on intellectual property, restrictive covenant or confidentiality.

3.4     Continuation of Service. Nothing contained in this Agreement confers upon Consultant any right to continue to render Services to the Consultant after termination of this Agreement, nor may the Company demand the continuation of any Service after termination.

4.0      PROFESSIONAL FEES AND EXPENSES

4.1     Professional Fees. For the Services performed by Consultant, the Company shall pay Consultant according to the terms included in the applicable SOW. Consultant shall submit invoices accounting for Consultant’s time spent in the performance of Services under this Agreement and any SOW to the Company for approval on a monthly basis, or as requested by the Company. Such invoices shall provide reasonable detail as to the Services performed and amount of time expended on such Services. Invoices may be submitted electronically by email to: Sarah Lauber.

The Company shall be permitted five (5) calendar days within which to confirm that the Services have been performed adequately and in accord with this Agreement and any SOW, or to raise any objection or concern with Consultant’s invoice. If the Company rejects Consultant’s invoice, it must provide Consultant with a written response before the expiration of the 5-day period detailing the specific reason(s) for the rejection. If the Company fails to issue a written response detailing the reasons for rejection of the invoice within the 5-day period, such invoice shall be deemed acceptable and accepted.

If Company accepts Consultant’s invoice (and thus the Services), it shall pay Consultant net fifteen (15) days from the date of receipt of Consultant’s invoice. Payments should be sent to (name and address):         Glenco International, LLC (at the address communicated through its managing member)         .

4.2     No Withholding/Tax Reporting. The Company shall not: (i) withhold FICA (Social Security) taxes from its payments to Consultant; (ii) make state or federal unemployment insurance contributions on behalf of Consultant; or (iii) withhold state or federal income taxes from its payments to Consultant. The Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service and will provide a Form 1099-MISC to Consultant by no later than January 31 of the year following any year in which services under this Agreement or any SOW have been provided. Consultant represents that [it does and] will file business or self-employment income tax returns with the Internal Revenue Service for at least the years during which it has provided services to the Company.

4.3     Costs and Expenses. Consultant shall be generally responsible for all costs and expenses associated with the performance of the Services including, without limitation, the costs of labor, materials, supplies, equipment, tools, duties, taxes, transportation, and shipping, except or unless otherwise set forth on the SOW. Where travel or other expenses are required to be paid by the Company for those amounts incurred by Consultant, the same shall be included on Consultant’s invoice for all costs/expenses incurred in the month with appropriate evidence of such costs/expenses being made available if requested by the Company.

5.0      REPRESENTATIONS ON CONFIDENTIALITY AND INTELLECTUAL PROPERTY

5.1     Confidentiality. In the course of providing Services to the Company, Consultant may be making use of, acquiring and/or or adding to the Company’s valuable confidential information and trade secrets. The promises contained in this section shall not preclude Consultant from performing services for any other, but rather are intended to prohibit Consultant from using the Company’s confidential or proprietary information described herein in a manner that is not for the financial benefit of the Company.

i.     Necessity. Consultant’s work for the Company may require that Consultant be provided with access to certain confidential and proprietary information which is the property of the Company and/or one or more of its subsidiary or related entities, business partners or customers. Such information to which Consultant may have access is valuable to the Company and/or its subsidiary or related entities, business partners or customers and the Company represents that each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and to require others with access to this information to execute agreements that have obligations similar to the obligations contained in this Section 5.0. Consultant acknowledges that the Company will not purchase Services from Consultant nor provide Consultant with access to such information unless and until Consultant enters into this Agreement.

ii.     Protected Information. Protected Information means Company information that is not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as proprietary marketing concepts, ideas, plans, and strategies; proprietary product and service distribution means and methodologies; proprietary costs, profits, finances, sales, customer lists, and customer information; proprietary business plans, opportunities, strategies, pricing and methods; proprietary manufacturing or service processes, methods, equipment, tools, materials, techniques, and sequences; proprietary inventions, innovations, improvements, discoveries, formulae, research, development, specifications, data, and technical information; patent applications; Company (not individual) know-how; trade secrets; and other proprietary information which in the Company’s reasonable opinion could, if known to a competitor, give such competitor a significant advantage in developing, producing or providing a similar or competing product or service to the Company’s product or service, or could reasonably be foreseen to jeopardize the Company’s sales or marketing lead with respect to their products (both developed and under development) or services (both provided under development to provide). Protected Information includes negative know-how, which is information about what the Company tried that did not work, if that information is not generally known or easily ascertainable by its competitors and would give such competitors an advantage in knowing what not to do. Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants) shall also be Protected Information.

iii.     Not Protected Information. Notwithstanding the foregoing, Protected Information shall not include information that Consultant can prove (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by Consultant without reliance in any way on other Protected Information of the Company, or (iii) was approved by the Company for use and disclosure by Consultant without restriction.

iv.     Access to Protected Information. Consultant acknowledges that it would not have access to the Protected Information but for its contractual relationship with the Company and Consultant’s promises below.

5.2     Promises. Consultant makes the following promises regarding the Protected Information.

i.     Promise To Protect. Consultant promises to protect and maintain the confidentiality of the Protected Information while performing Services pursuant to this Agreement and for twenty-four (24) months after this Agreement ends for any reason. Consultant will take any and all steps necessary for the protection and security of the Protected Information. Consultant will also immediately report to the Company any potential or actual security breach or loss.

ii.     Promise to Return. Consultant agrees to return and not to retain any and all materials reflecting Protected Information that it may possess when requested by the Company.

iii.     Promise Not To Use Or Disclose. Consultant agrees to not use or disclose any Protected Information (unless required by law) while providing Services pursuant to this Agreement and for twenty-four (24) months after this Agreement ends for any reason (“Restricted Period”), where such disclosure would be detrimental to the interests of the Company. The limited time period for protection stated in this paragraph does not apply to Protected Information that constitutes trade secrets.

5.3     Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Consultant of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage Consultant from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

i.     An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

ii.     An individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

5.4     Legal Proceedings. If Consultant is requested or required to provide Protected Information in a legal proceeding other than one related to a government investigation, Consultant will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Consultant’s obligations under this Agreement.

5.5     Ownership Rights. In the course of providing Services pursuant to this Agreement, Consultant may be creating, designing, drafting, developing or adding to the Company’s inventions or copyrights. Consultant shall promptly communicate all such work product to the Company, and expressly acknowledges that any such work product is a work made for hire.

5.6     Inventions. Any design, improvement, discovery, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Consultant during the course of providing Services pursuant to this Agreement, shall be considered a “Company Invention” that belongs to the Company if it: (a) involved time billed to the Company in performing Services pursuant to this Agreement; (b) involved the use of the Company’s equipment, supplies, facilities, Protected Information, data, or trade secrets; or (c) resulted from work performed for the Company (collectively, “Company Inventions”). Consultant assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Consultant’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

5.7     Copyrights. Any material written, created, designed, discovered, or drafted by Consultant for the Company and connected to the performance or provision of Services pursuant to this Agreement shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by Consultant for the Company pursuant to this Agreement that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Consultant would be regarded as the copyright author and owner, Consultant hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Consultant’s entire right, title, and interest in and to such works, including all copyrights therein.

5.8     Cooperation. When requested by the Company, during or after termination of this Agreement, Consultant will support and cooperate with the Company in pursuing any patent or copyright protection in the United States and foreign countries for any Company Invention or work for hire. Consultant will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable fees to Consultant for services under this paragraph.

5.9     Attorney-In-Fact. If Consultant does not or will not sign any document the Company requests in accord with Section 5.8 above, then Consultant hereby irrevocably designates the Company and its officers and agents as its agents and attorneys-in-fact to act for and on its behalf and to execute such documents as needed to carry out the Company’s rights established in Sections 5.2, 5.5, 5.6, and 5.7.

5.10     Prior Inventions. The Company acknowledges that Consultant has its own inventions, original works of authorship, developments, and improvements which were made by Consultant prior to entering into this Agreement with the Company, which belong to Consultant and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”). If, in the course of performance or provision of Services pursuant to this Agreement, Consultant incorporates any Prior Inventions into any work for hire or Company Invention, Consultant grants to the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

5.11     Notice of Limits to Assignment. The provisions of Sections 5.5 thru 5.9 do not apply to any work product that Consultant developed entirely on Consultant’s time when not engaged on the Company’s behalf and without using the Company’s equipment, supplies, facilities, data, Protected Information, or trade secrets.

6.0      WARRANTIES

6.1     Warranty. Consultant warrants to the Company that (i) Consultant has all requisite right and authority to enter into this Agreement with the Company and is duly authorized to do business in the state in which the Services are to be performed, (ii) all Services will be performed by Consultant in accordance with this Agreement, any SOW and all applicable laws, ordinances, codes, rules and regulations, and (iii) all Services will be performed by Consultant in a good, skillful, competent and workmanlike manner, in accordance with the best practices of Consultant’s industry.

6.2     Corrections. If any of the Services do not comply with the foregoing warranties, Consultant shall correct the deficiency at Consultant’s sole cost and expense within thirty (30) calendar days after the Company’s written request therefore. If Consultant does not or cannot correct the deficiency within thirty (30) calendar days of the Company’s request, the Consultant shall be liable to the Company for the costs associated with making the correction, regardless of whether Company makes the correction itself or hires a different contractor to make the correction.

6.3     No Conflicts of Interest or Obligations. Consultant represents that it has no conflicts of interests in and is not prohibited by any agreement or other obligation from, rendering Services under this Agreement. Consultant also represents that it will not use the confidential information, trade secrets or proprietary information of another in the performance of the Services under this Agreement.

7.0      INSURANCE; INDEMNIFICATION

7.1     Insurance. Consultant shall obtain and maintain in full force and effect during the term of this Agreement auto liability insurance covering all owned, non-owned and hired vehicles, with coverage limits in such amounts as are reasonably necessary for bodily injury and property damage, and worker’s compensation insurance, but only if required by law.

7.2     Indemnity. To the fullest extent permitted by law, Consultant shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and affiliates from and against any and all claims, demands, actions, suits, proceedings, losses, damages, penalties, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising directly from the performance of, or the failure to perform, the Services by Consultant, willful misconduct of Consultant or the breach by Consultant of its obligations under this Agreement, except to the extent arising from the negligence or willful misconduct of the Company.

8.0      TERM AND TERMINATION

8.1     Term and Termination of Agreement. This Agreement shall have an express term that shall expire as of December 31, 2024. This Agreement may be extended by the parties through a written acknowledgement by all parties as to the extension of this Agreement (which writing may be in the form of an email); however, BOTH parties must affirmatively acknowledge any extension. Further, to the extent the SOW specifies a different term for the provision of Services under this Agreement, and for the obligations of the parties, the SOW shall be the controlling document with respect to the same.

8.2     Termination of Services for Convenience by the Company. Notwithstanding Section 8.1, the Company may, at any time, with or without reason, terminate all or any portion of the Services but retain this Agreement in effect by providing written notice of cancellation of, or change to, the applicable SOW. The termination of Services shall be effective upon Consultant’s receipt of such written notice unless otherwise expressly provided therein. Upon receipt of such notice, Consultant shall immediately cease performing all Services and advise the Company in writing of the extent to which the Services have been completed by Consultant through the date of termination. Provided that Consultant is not in default under this Agreement, Consultant shall be paid for the Services performed by Consultant through the date of termination in accordance with Sections 4.1-4.3 above. In addition, the Company shall be liable for whatever additional payment may be required as set forth in the SOW.

8.3     Waiver of Non-Compliance. No delay or failure on the part of a party in requiring strict performance of, or enforcing any rights under, this Agreement shall operate as a waiver of the same.

8.4     Survival. Sections 5 thru 10 hereof shall survive the termination of this Agreement.

9.0      NOTICES

9.1     Provision of Notice. Unless otherwise stated herein, notices or communications required by this Agreement shall be in writing and deemed delivered on the day following the day on which such notice or communication was sent via electronic mail as follows:

If to Consultant:

Bob McCormick

If to the Company:

Jim Janik

If more than one email address is listed above, the notice or communication must be sent to all email addresses provided.

10.0      GENERAL

10.1     Waiver of Jury Trial; Exclusive Venue. THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL. ANY PROCEEDING UNDER OR REGARDING THIS AGREEMENT SHALL BE TRIED BY A JUDGE WITHOUT A JURY. IN ADDITION, THE PARTIES AGREE AND CONSENT TO SUCH TRIAL BEING HELD EXCLUSIVELY IN THE FEDERAL DISTRICT COURT OR STATE COURTS WITHIN THE CITY OF MILWAUKEE, COUNTY OF MILWAUKEE, IN THE STATE OF WISCONSIN.

10.2     Divisibility Of Agreement Or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Additionally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed this Agreement subsequent to the expungement of the invalid provision.

10.3     Assignment. No portion of this Agreement or any of Consultant’s rights (including, without limitation, the right to payment for Services) or obligations hereunder may be assigned and/or delegated by Consultant. Similarly, no portion of this Agreement or any right to require the performance of any Service under this Agreement may be assigned by the Company.

10.4     Modifications. Any and all modifications of this Agreement shall be in writing and signed by both Consultant and the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.

10.5     Headings. Section and/or paragraph headings used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.

10.6     Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any SOW, the provisions of this Agreement shall prevail, except as it relates to the term for performance, the payment for Services, and the reimbursement for expenses, in such cases, the SOW shall prevail. Any SOW issued for Services under this Agreement shall be deemed to incorporate all of the provisions of this Agreement as if fully set forth therein.

10.7     Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signature pages (or any time a signature is required) may be signed manually or electronically, and may be transmitted by facsimile, email, or other secure mode of transmission. Electronic signatures and electronically transmitted signatures will have the same legal effect as an original.

10.8 Complete Agreement. This Agreement, including any applicable SOW, constitutes the complete and exclusive statement of the agreement between the Company and Consultant, and it supersedes all prior proposals, oral or written, and all other communications between the Company and Consultant relating to the subject matter of this Agreement.

DOUGLAS DYNAMICS, LLC (THE COMPANY)		GLENCO INTERNATIONAL, LLC (CONSULTANT)

By:	/s/ James L. Janik	By:	/s/ Robert McCormick

James L. Janik			Robert (Bob) McCormick
NAME (PRINT OR TYPE)		NAME (PRINT OR TYPE)

Chairman			President
TITLE		TITLE
May 16, 2024			May 16, 2024
DATE		DATE

Exhibit A – Statement of Work

SOW #001	Date:	July 9, 2024

Description of Services to be provided by Consultant:         Among other specific requests for assistance, Consultant shall provide the following services: (i) transitional assistance to the Company associated with identification, location, replacement or generation of business records and reports necessary for the continued operations of the Company; (ii) provision of professional counsel and advice with respect to any business arrangement on which the Company seeks such assistance, including recommendations associated with scope, terms of sale or purchase, supply chain demands or challenges, customer demands or challenges; (iii) provision of professional counsel and advice with respect to pending litigation, future possible litigation, and related matters (but, only, to the extent that any information shared with Consultant must be protected by an applicable attorney-client or attorney work product privilege; and, (iv) provision of professional counsel and advice with respect to mandatory public filings of the Company.

Description of timing or schedule pursuant to which Services shall be provided by Consultant, or description of deadlines associated with various phases of Services to be provided:         In general, all services provided by Consultant shall be provided in a manner consistent with the timing communicated to Consultant by the Company. It is expected that the services to be provided will not entail greater than 5-10 hours in any given week, nor more than 32 hours in any given month.

Terms and Rates for Compensation of Consultant:         Consultant shall be paid the sum total of $362,730.00 for services rendered to December 31, 2024. This consultant fee shall be paid out on a monthly basis, at the monthly rate of $63,083.33 (except for the month of July, the payment shall be $47,313.33), by the 15th day of each month in which services are provided or anticipated to be provided.

Authorized Signature by representative of the Company:         /s/ James L. Janik

Printed Name:         James L. Janik                           , Title:         Chairman

Authorized Signature by representative of Consultant: /s/ Robert McCormick

Printed Name:         Robert (Bob) McCormick         , Title:         President